Global Crossing Announces
Second Quarter 2011 Results

  "Invest and grow" revenue of $622 million, an increase of 4 percent sequentially and 8 percent year-over-year in constant currency terms.
  OIBDA of $96 million including acquisition costs of $3 million, a sequential increase of 13 percent in constant currency terms.
  Free Cash Flow of $10 million.
  "Invest and grow" revenue expansion and OIBDA flow-through in line with annual guidance.

FOR IMMEDIATE RELEASE: WEDNESDAY, JULY 27, 2011

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced unaudited second-quarter 2011 results. The company said it will discuss its consolidated financial and operational results for the second-quarter 2011 on a conference call this morning.

"Strong demand and continued enterprise-wide focus on customer experience drove solid progress toward the achievement of our annual guidance," said John Legere, chief executive officer of Global Crossing.  "We are building strong operating momentum as we prepare for our strategic combination with Level 3."

Results at a Glance
(Dollars in Millions)		Change vs. 1Q 2011		Change vs. 2Q 2010
	2Q 2011	Reported	Constant	Reported	Constant
			Currency		Currency
Consolidated Revenues	$ 692	5%	3%	10%	6%
"Invest & Grow" Revenues	$ 622	6%	4%	12%	8%
OIBDA	$ 96	14%	13%	3%	0%

Free Cash Flow	$ 10	$ 103		$ 23

The company's OIBDA, Free Cash Flow and constant currency measures are non-GAAP measures.  See "Non-GAAP Metrics" below and the reconciliations of OIBDA and Free Cash Flow to the most directly comparable GAAP measures in the attached financial tables.

Second Quarter Results

Global Crossing's strategic "invest and grow" services generated revenue of $622 million in the second quarter, an increase of 6 percent sequentially and 12 percent year over year. "Invest and grow" revenue in the second quarter included $9 million for customer buyouts of certain long-term obligations under two existing contracts. The sequential and year-over-year increases in "invest and grow" revenue were driven by growth in the GC Impsat and "Rest of World" (ROW) segments.

On a segment basis, ROW, GC Impsat and GCUK generated "invest and grow" revenue of $349 million, $163 million, and $116 million, respectively. In constant currency terms, ROW increased 5 percent sequentially and 10 percent year over year, GC Impsat increased 7 percent sequentially and 15 percent year over year, and GCUK decreased 1 percent sequentially and 6 percent year over year.

The company's consolidated revenue, which includes non-strategic wholesale voice services, was $692 million in the second quarter of 2011, an increase of 5 percent sequentially and 10 percent year over year. The company's wholesale voice business generated revenue of $69 million in the second quarter, a 7 percent decrease sequentially and year over year.

Global Crossing reported $96 million of OIBDA in the second quarter, compared with $84 million in the first quarter of 2011 and $93 million in the second quarter of 2010. Sequentially, OIBDA growth was driven by higher revenue and improved revenue mix. Year over year, margin contributed by revenue growth and improved revenue mix was largely offset by higher sales, general and administrative (SG&A) costs related to investment in sales resources, salary increases and restoration of the 401(k) company match. Sequentially and year over year, margin contributed by the customer buyouts of long-term obligations was more than offset by an increase in accrued annual incentive compensation and $3 million for professional fees related to the Level 3 combination. On a segment basis, ROW, GC Impsat and GCUK contributed OIBDA of $29 million, $50 million and $17 million, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $35 million for the second quarter of 2011. On a sequential basis, net loss increased $1 million as an improvement in operating income and a net benefit from income taxes were offset by an unfavorable impact from foreign exchange movement reflected in other income/(expense). On a year-over-year basis, the $13 million improvement in net loss was due to improved operating income, lower interest expense and the net benefit from income taxes in the current quarter.

Cash and Liquidity

As of June 30, 2011, Global Crossing had $259 million of unrestricted cash, compared with $265 million at March 31, 2011 and $328 million at June 30, 2010. Including $10 million of restricted cash, Global Crossing had total cash of $269 million at June 30, 2011.

Cash from operating activities for the second quarter was $56 million. Global Crossing received $38 million in proceeds from the sale of IRUs and prepaid services. Uses of cash for the quarter included $21 million for operating working capital, $37 million for cash interest payments and $59 million for capital expenditures and principal payments on capital leases.

The company reported Free Cash Flow of $10 million in the quarter, compared with negative $93 million in the prior quarter and negative $13 million in the year-ago period. The sequential improvement was primarily driven by better working capital performance, higher receipts from IRUs and prepaid services, an increase in OIBDA and a timing-driven decrease in cash interest. Year over year, the increase was principally driven by higher receipts from IRUs and prepaid services and an increase in OIBDA.

2011 Guidance

On February 22, 2011, the company provided 2011 guidance for "invest and grow" revenue to increase by approximately 6 to 9 percent. At the midpoint of the revenue growth range, the company expected OIBDA to increase to roughly $425 million.

Setting aside incremental costs associated with effecting the Level 3 combination, management continues to forecast 2011 revenue and OIBDA performance in line with annual guidance. The guidance reflects various assumptions and projections which may or may not materialize. Some of the risks and uncertainties that could cause actual results to differ materially from these estimates are referenced below.

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G and Item 10(e)(1)(i) of Regulation S-X, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).  In addition, measures referred to in this press release as being calculated "in constant currency terms" are non-GAAP measures intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such measures are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Conference Call
The company will hold a conference call on Wednesday, July 27, 2011, at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 231 2938 or, if calling from within the United Kingdom, by dialing +44 203 300 0090. Callers are advised to access the call 15 minutes before the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on July 27, 2011, beginning at 11:00 a.m. EDT and will be accessible until August 3, 2011 at 11:00 a.m. EDT.  To access the replay, North American callers may dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21532848. Callers in the United Kingdom may dial +44 870 000 3081 or +1 800 692 0831 and enter reservation number 21532848.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) is a leading global IP, Ethernet, data center and video solutions provider with the world's first integrated global IP-based network.  The company offers a full range of data, voice, collaboration, broadcast and media services delivered with superior customer service.

Global Crossing provides services to enterprises (including approximately 40 percent of the Fortune 500); government departments and agencies; and 700 carriers, mobile operators and ISPs.  It delivers converged IP services to more than 700 cities in more than 70 countries, and has 17 world-class data centers in major business centers around the globe.

Please visit www.globalcrossing.com for more information about Global Crossing.

# # #

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com.  Global Crossing utilizes its website as a channel of distribution of important information about the company.  Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, and in respect of GCUK's Forms 20-F and 6-K, as soon as reasonably practicable after those filings are made with the SEC.  Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

IMPORTANT INFORMATION FOR INVESTORS

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  The proposed amalgamation involving Level 3 Communications, Inc. ("Level 3") and Global Crossing Limited ("Global Crossing") announced on April 11, 2011 has been submitted to the stockholders of Level 3 and the stockholders of Global Crossing for their consideration.  Level 3 and Global Crossing have filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Level 3 and Global Crossing that also constitutes a prospectus of Level 3, and may in the future file with the SEC other relevant documents concerning the proposed transaction.  Level 3 and Global Crossing have each provided the final joint proxy statement/prospectus to its respective stockholders.  Investors and security holders are urged to read the registration statement and the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they contain and will contain important information about Level 3, Global Crossing and the proposed transaction.  Investors and security holders may obtain a copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Level 3 and Global Crossing, free of charge at the SEC's Web Site at http://www.sec.gov. In addition, the joint proxy statement/prospectus, the SEC filings that are or will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed or to be filed with the SEC by Level 3 may be obtained free of charge by directing such request to:  Investor Relations, Level 3, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021 or from Level 3's Investor Relations page on its corporate website at http://www.Level3.com and the joint proxy statement/prospectus, the SEC filings that are or will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed or to be filed with the SEC by Global Crossing may be obtained free of charge by directing such request to: Global Crossing by telephone at (800) 836-0342 or by submitting a request by e-mail to glbc@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda or from Global Crossing's Investor Relations page on its corporate website at http://www.globalcrossing.com.

Level 3, Global Crossing and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transaction from the stockholders of Level 3 and from the stockholders of Global Crossing, respectively.  Information about the directors and executive officers of Level 3 is set forth in the proxy statement on Schedule 14A for Level 3's 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2011 and information about the directors and executive officers of Global Crossing is set forth in the proxy statement on Schedule 14A for Global Crossing's 2011 Annual General Meeting of Shareholders, which was filed with the SEC on April 29, 2011. Additional information regarding participants in the proxy solicitation may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction.

# # #

This press release contains statements about expected future events and financial results that are forward looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: the failure to occur of any condition to the closing of the acquisition of Global Crossing by Level 3 and uncertainties as to the timing of the closing; the failure to achieve or any delay in achieving expected synergies and other financial benefits from the acquisition; changes in Global Crossing's risk profile resulting from the acquisition; limitations on Global Crossing's financial and operational flexibility that arise under the covenants in the amalgamation agreement that could restrict it from taking advantage of opportunities to strategically enhance its business or improve its capital structure; delays or reductions in purchases from Global Crossing by customers because of their perceived uncertainty about its ability to meet their needs after closing of the acquisition; disruptions in Global Crossing's business due to current and prospective employees experiencing uncertainty about their future roles with the company and the diversion of their time and attention from ongoing business operations; Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the availability of future borrowings in an amount sufficient to pay Global Crossing's indebtedness and to fund its other liquidity needs; legal and contractual restrictions on the inter-company transfer of funds by Global Crossing's subsidiaries; Global Crossing's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of Global Crossing's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to Global Crossing's substantial international operations; risks associated with movements in foreign currency exchange rates; risks related to restrictions on the conversion of the Venezuelan bolivar into U.S. dollars and to the resultant buildup of a material excess bolivar cash balance, which is carried on Global Crossing's books at the official exchange rate, attributing to the bolivar a value that is significantly greater than the value that would prevail on an open market; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with Global Crossing's own internal controls; exposure to contingent liabilities; and other risks referenced from time to time in Global Crossing's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Gino Mathew

+1 973 937 0133

Gino.Mathew@globalcrossing.com

IR/PR1

Global Crossing Limited and Subsidiaries		Table 1
Condensed Consolidated Balance Sheets
($ in millions)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 259	$ 372
Restricted cash and cash equivalents - current portion	5	4
Accounts receivable, net of allowances of $46 and $45	370	324
Prepaid costs and other current assets	110	91

Total current assets	744	791

Restricted cash and cash equivalents - long term	5	5
Property and equipment, net of accumulated depreciation of $1,691 and $1,514	1,191	1,179
Intangible assets, net (including goodwill of $217 and $208)	234	227
Other assets	110	108

Total assets	$ 2,284	$ 2,310

LIABILITIES:
Current liabilities:
Accounts payable	$ 273	$ 297
Accrued cost of access	90	78
Short term debt and current portion of long term debt	48	27
Obligations under capital leases - current portion	54	51
Deferred revenue - current portion	173	184
Other current liabilities	346	376

Total current liabilities	984	1,013

Long term debt	1,346	1,311
Obligations under capital leases	81	72
Deferred revenue	365	338
Other deferred liabilities	56	53

Total liabilities	2,832	2,787

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
61,187,796 and 60,497,709 shares issued and outstanding as of
June 30, 2011 and December 31, 2010, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,448	1,443
Accumulated other comprehensive income	6	15
Accumulated deficit	(2,005)	(1,938)

Total shareholders' deficit	(548)	(477)

Total liabilities and shareholders' deficit	$ 2,284	$ 2,310

Global Crossing Limited and Subsidiaries			Table 2
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011 [1]	2011 [1]	2010

Revenue	$ 692	$ 661	$ 630

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(299)	(298)	(276)
Real estate, network and operations	(121)	(108)	(103)
Third party maintenance	(23)	(24)	(26)
Cost of equipment and other sales	(25)	(26)	(26)
Total cost of revenue	(468)	(456)	(431)
Gross margin	224	205	199
Selling, general and administrative	(128)	(121)	(106)
Depreciation and amortization	(82)	(80)	(82)
Operating income	14	4	11
Other income (expense):
Interest income	1	-	1
Interest expense	(45)	(45)	(48)
Other income (expense), net	(5)	18	(6)
Loss before benefit (provision) for income taxes	(35)	(23)	(42)
Benefit (provision) for income taxes	1	(10)	(5)
Net loss	(34)	(33)	(47)
Preferred stock dividends	(1)	(1)	(1)
Loss applicable to common shareholders	$ (35)	$ (34)	$ (48)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$ (0.57)	$ (0.56)	$ (0.79)
Weighted average number of common shares	61,149,087	60,755,348	60,434,227

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries			Table 3
Unaudited Condensed Consolidated Statements of Cash Flows
($ in millions)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011 [1]	2011 [1]	2010

Cash flows provided by (used in) operating activities:
Net loss	$ (34)	$ (33)	$ (47)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax	4	2	-
Non-cash stock compensation expense	4	4	5
Depreciation and amortization	82	80	82
Provision for doubtful accounts	2	1	-
Amortization of prior period IRUs	(7)	(7)	(6)
Change in long term deferred revenue	33	4	(2)
Other	(7)	(20)	18
Change in operating working capital:
- Changes in accounts receivable	(12)	(28)	23
- Changes in accounts payable and accrued cost of access	10	(27)	(30)
- Changes in other current assets	(15)	(12)	1
- Changes in other current liabilities	(4)	(21)	(8)
Net cash provided by (used in) operating activities	56	(57)	36

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(46)	(36)	(49)
Proceeds from sale of property and equipment	-	-	1
Change in restricted cash and cash equivalents	-	-	(1)
Net cash used in investing activities	(46)	(36)	(49)

Cash flows provided by (used in) financing activities:
Repayment of capital lease obligations	(13)	(16)	(14)
Repayment of long term debt (including current portion)	(5)	(1)	(3)
Proceeds from exercise of stock options	1	1	-
Finance costs incurred	-	(1)	-
Proceeds from sales/leasebacks	-	4	-
Payment of employee taxes on share-based compensation	-	(3)	-
Other	1	-	-
Net cash used in financing activities	(16)	(16)	(17)

Effect of exchange rate changes on cash and cash equivalents	-	2	(1)
Net decrease in cash and cash equivalents	(6)	(107)	(31)
Cash and cash equivalents, beginning of period	265	372	359
Cash and cash equivalents, end of period	$ 259	$ 265	$ 328

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' cash flows have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries															Table 4
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Quarter Ended June 30, 2011					Quarter Ended March 31, 2011					Quarter Ended June 30, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue	$ 116	$ 164	$ 418	$ (6)	$ 692	$ 114	$ 152	$ 403	$ (8)	$ 661	$ 115	$ 137	$ 384	$ (6)	$ 630
Cost of revenue
Cost of access	(38)	(33)	(233)	5	(299)	(35)	(34)	(237)	8	(298)	(35)	(31)	(215)	5	(276)
Real estate, network and operations	(19)	(32)	(71)	1	(121)	(19)	(24)	(65)	-	(108)	(18)	(24)	(62)	1	(103)
Third party maintenance	(5)	(6)	(12)	-	(23)	(5)	(6)	(13)	-	(24)	(6)	(6)	(14)	-	(26)
Cost of equipment and other sales	(16)	(7)	(2)	-	(25)	(17)	(5)	(4)	-	(26)	(17)	(5)	(4)	-	(26)
Total cost of revenue	(78)	(78)	(318)	6	(468)	(76)	(69)	(319)	8	(456)	(76)	(66)	(295)	6	(431)
Gross margin	38	86	100	-	224	38	83	84	-	205	39	71	89	-	199
Selling, general and administrative	(21)	(36)	(71)	-	(128)	(20)	(34)	(67)	-	(121)	(19)	(30)	(57)	-	(106)
Depreciation and amortization	(16)	(20)	(46)	-	(82)	(16)	(20)	(44)	-	(80)	(15)	(20)	(47)	-	(82)
Operating income (loss)	1	30	(17)	-	14	2	29	(27)	-	4	5	21	(15)	-	11
Other income (expense):
Interest income	2	-	4	(5)	1	2	1	3	(6)	-	2	-	6	(7)	1
Interest expense	(13)	(3)	(34)	5	(45)	(15)	(3)	(33)	6	(45)	(14)	(6)	(35)	7	(48)
Other income (expense), net	(1)	-	(4)	-	(5)	7	1	10	-	18	(1)	1	(6)	-	(6)
Income (loss) before benefit (provision) for income taxes	(11)	27	(51)	-	(35)	(4)	28	(47)	-	(23)	(8)	16	(50)	-	(42)
Benefit (provision) for income taxes	-	1	-	-	1	-	(9)	(1)	-	(10)	-	(6)	1	-	(5)
Net income (loss)	(11)	28	(51)	-	(34)	(4)	19	(48)	-	(33)	(8)	10	(49)	-	(47)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (11)	$ 28	$ (52)	$ -	$ (35)	$ (4)	$ 19	$ (49)	$ -	$ (34)	$ (8)	$ 10	$ (50)	$ -	$ (48)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries					Table 5
Unaudited Summary of Consolidated Revenue
($ in millions)

	Quarter Ended June 30, 2011
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 116	$ 160	$ 346	$ -	$ 622
Carrier voice	-	1	68	-	69
Other	-	-	1	-	1
Intersegment revenue	-	3	3	(6)	-
Consolidated revenue	$ 116	$ 164	$ 418	$ (6)	$ 692

	Quarter Ended March 31, 2011
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 113	$ 148	$ 326	$ -	$ 587
Carrier voice	1	2	71	-	74
Intersegment revenue	-	2	6	(8)	-
Consolidated revenue	$ 114	$ 152	$ 403	$ (8)	$ 661

	Quarter Ended June 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 113	$ 132	$ 310	$ -	$ 555
Carrier voice	2	3	69	-	74
Other	-	-	1	-	1
Intersegment revenue	-	2	4	(6)	-
Consolidated revenue	$ 115	$ 137	$ 384	$ (6)	$ 630

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries					Table 6
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense, income taxes and preferred stock dividends, and of other items not associated with our everyday operations.

	Quarter Ended June 30, 2011
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

OIBDA	$ 17	$ 50	$ 29	$ -	$ 96
Depreciation and amortization	(16)	(20)	(46)	-	(82)
Operating income (loss)	1	30	(17)	-	14
Interest income	2	-	4	(5)	1
Interest expense	(13)	(3)	(34)	5	(45)
Other expense, net	(1)	-	(4)	-	(5)
Benefit for income taxes	-	1	-	-	1
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (11)	$ 28	$ (52)	$ -	$ (35)

	Quarter Ended March 31, 2011
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

OIBDA	$ 18	$ 49	$ 17	$ -	$ 84
Depreciation and amortization	(16)	(20)	(44)	-	(80)
Operating income (loss)	2	29	(27)	-	4
Interest income	2	1	3	(6)	-
Interest expense	(15)	(3)	(33)	6	(45)
Other income, net	7	1	10	-	18
Provision for income taxes	-	(9)	(1)	-	(10)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (4)	$ 19	$ (49)	$ -	$ (34)

	Quarter Ended June 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 20	$ 41	$ 32	$ -	$ 93
Depreciation and amortization	(15)	(20)	(47)	-	(82)
Operating income (loss)	5	21	(15)	-	11
Interest income	2	-	6	(7)	1
Interest expense	(14)	(6)	(35)	7	(48)
Other income (expense), net	(1)	1	(6)	-	(6)
Benefit (provision) for income taxes	-	(6)	1	-	(5)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (8)	$ 10	$ (50)	$ -	$ (48)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries		Table 7
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by (Used in) Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by (used in) operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Quarter Ended
June 30,
2011 [1]

Free Cash Flow	$ 10
Purchases of property and equipment	46
Net cash provided by operating activities	$ 56

Quarter Ended
March 31,
2011 [1]

Free Cash Flow	$ (93)
Purchases of property and equipment	36
Net cash used in operating activities	$ (57)

Quarter Ended
June 30,
2010

Free Cash Flow	$ (13)
Purchases of property and equipment	49
Net cash provided by operating activities	$ 36

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' cash flows have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries	Table 8
Unaudited Reconciliation of 2011 OIBDA Guidance

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the statement we make about a specific non-GAAP measure is satisfied, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company's guidance as provided on February 22, 2011, which included the Company's expectation that 2011 full-year OIBDA would be roughly $425 million at the midpoint of its revenue guidance range and otherwise based on the assumptions set forth in the February 22, 2011 press release.

Twelve Months Ended
December 31, 2011
($ in millions)

OIBDA	$ 425
Depreciation and amortization	(321)
Operating income	104
Interest expense, net	(190)
Provision for income taxes	(38)
Preferred stock dividends	(4)
Net loss applicable to common shareholders	$ (128)

For definition and further description of this non-GAAP measure see table 6.